UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Soy Energy, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Additional Soliciting Materials

On July 3. 2013, Soy Energy, LLC (the "Company") filed a Definitive Proxy Statement for the Company's 2013 Special Meeting to be held on Monday, July 29, 2013 (the "Proxy Statement"). The Proxy Statement includes a proposal to sell substantially all of the assets of the Company pursuant to the terms of the Asset Purchase Agreement dated May 1, 2013, by and among Soy Energy, REG Mason City, LLC and Renewable Energy Group, Inc. As a result, the Company will be holding informational meetings and is notifying its members with a letter which is set out in the attached exhibit. The Company will be begin distribution of the attached letter on or about July 10, 2013.

Mark your calendars Soy Energy Special Member Meeting July, 29th, 2013 at 7pm Western Iowa Tech (WIT) Cherokee, Iowa

Dear Soy Energy, LLC Unit holder,

You should have recently received a proxy statement and notice of a Special Meeting of unit holders of Soy Energy, LLC (“SE”) to be held on July 29th, 2013 at 7:00 p.m. to vote on SE's proposed asset transaction (the “Asset Sale”) with REG Mason City, LLC and Renewable Energy Group, Inc. (collectively “REG”), and SE's subsequent dissolution, liquidation and winding up. The Special Meeting will be held at the Western Iowa Tech Community College in Cherokee located at 200 Victory Dr, Cherokee, Iowa 51012

Prior to the Special Meeting, SE will hold informational meetings for its unit holders, at the below locations, to address certain details of the Asset Sale with REG. Key staff from SE, Eiler Capital and your Board of Directors will be on hand to give a presentation. We will have two (2) presentations at 5:30 &7pm. There will be time allotted after the presentation for questions from the floor.

•	15th of July, 2013 5- 8 pm Hartley, Iowa- Hartley Community Center
820 2nd St NE, Hartley Iowa 51346

•	17th of July, 2013 5- 8 pm Cherokee, Iowa-Western Iowa Tech (WIT)
200 Victory Drive, Cherokee

•	18th of July, 2013 5- 8 pm Le Mars, Iowa, Community Center
275 12th Street SE, Le Mars, Iowa 51031

•	23rd of July, 2013 5- 8 pm Sioux City, Iowa, Holiday Inn
701 Gordon Drive, Sioux City Iowa

Once you receive the proxy statement, we encourage you to submit your proxy vote as soon as possible in accordance with the instructions provided on the proxy card accompanying the proxy statement. If you do not submit a proxy card or vote at the Special Meeting in person, then your units will not be counted as present for the purpose of determining a quorum at the Special Meeting and will have the same effect as a vote against the Asset Sale proposal and as a vote against the proposal to dissolve, wind up and liquidate SE. The adoption of the Asset Sale proposal will require the affirmative vote of a majority of the outstanding membership units of SE. On the other hand, the adoption of the proposal to dissolve, wind up and liquidate SE will require the affirmative vote of the holders of at least 75% of the outstanding membership units of SE. Each of these proposals is not contingent upon the approval of the other. If the SE unit holders approve the Asset Sale but fail to submit the required number of votes to adopt the proposal to dissolve, wind up and liquidate SE, this result may lead to SE's incurrence of additional expenses and liabilities. Accordingly, your vote is very important and we encourage you to submit your proxy card as soon as possible. If you are attending the informational meetings, I would encourage you to bring your proxy card with you as we will be accepting your executed proxy card at the informational meetings.

Sincerely,
Chuck Sand
Chairman, Soy Energy LLC